AMERICAN GENERAL CORPORATION
               FORM 10-Q
For the Quarter Ended September 30, 1996




                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        (In millions, except share data)

                                                        Nine Months Ended
                                                          September 30,
                                                       1996          1995
Primary:

   Net income available to common stock .......           $ 509         $ 536

   Average shares outstanding
     Common stock .............................     205,277,279   204,829,566
     Assumed conversion of mandatorily
      convertible preferred stock .............       1,495,929             -
     Assumed exercise of stock options ........         616,869       412,194

       Total ..................................     207,390,077   205,241,760

   Net income per share .......................           $2.45         $2.61


Fully Diluted:

   Net income .................................           $ 509         $ 536
   Plus:  Net dividends on convertible
    preferred securities of subsidiary ........               8             3

       Net income available to common stock ...           $ 517         $ 539


   Average shares outstanding
     Common stock .............................     205,277,279   204,829,566
     Assumed conversion of convertible
      preferred securities of subsidiary ......       6,144,016     2,745,677
     Assumed conversion of mandatorily
      convertible preferred stock .............       1,810,175             -
     Assumed exercise of stock options ........         703,776       587,882

       Total ..................................     213,935,246   208,163,125

   Net income per share .......................           $2.42         $2.59
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